Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Windtree Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.001	457(h)	100,000(2)	$1.94(3)	$194,000(3)	0.0000927	$17.98
Equity	Common Stock, par value $0.001	457(h)	150,000(2)	2.27(3)	340,500(3)	0.0000927	31.56
Total Offering Amounts					$534,500		$49.54
Total Fee Offsets(4)							—
Net Fee Due							$49.54

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers an indeterminate number of additional shares of common stock, par value $0.001 (the “Common Stock”), of Windtree Therapeutics, Inc. (the “Registrant”) issuable in the event the number of outstanding shares of the Company is increased by reason of any stock dividend, stock split, recapitalization, merger, consolidation or reorganization or similar transaction.

(2)

Represents shares of Common Stock that are issuable upon the exercise of non-qualified stock option awards granted to certain employees of the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4), as an inducement material to their acceptance of employment with the Registrant.

(3)

Estimated pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are calculated on the basis of the exercise price of the applicable inducement stock option award.

(4)	The Registrant does not have any fee offsets.